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                                                          EXHIBIT 11
                               SEQUA CORPORATION

            CALCULATION OF PRIMARY AND FULLY DILUTED LOSS PER SHARE
            -------------------------------------------------------
                                                       For the Three Months
                                                          Ended March 31,
                                                        ------------------
                                                         1995        1994
                                                         ----        ----
PRIMARY
  Loss
     Loss before extraordinary loss                    $(1,875)    $(1,458)
     Preferred stock dividend requirements                (791)       (791)
                                                       -------     -------
     Loss applicable to common shareholders
        before extraordinary loss                       (2,666)     (2,249)
     Extraordinary loss on early retirement of debt       -         (1,083)
                                                       -------     -------
     Net loss applicable to common shareholders        $(2,666)    $(3,332)
                                                       =======     =======

  Shares
     Common and common equivalent shares                 9,867       9,655
                                                       =======     =======
  Primary loss per common share
     Loss before extraordinary loss                    $  (.27)    $  (.23)
     Extraordinary loss on early retirement of debt        -          (.11)
                                                       -------     -------
     Net loss                                          $  (.27)    $  (.34)
                                                       =======     =======


*FULLY DILUTED
  Loss
     Loss before extraordinary loss                    $(1,875)    $(1,458)
     Extraordinary loss on early retirement of debt       -         (1,083)
                                                       -------     -------
     Net loss                                          $(1,875)    $(2,541)
                                                       =======     =======

  Shares
     Common and common equivalent shares                10,705      10,493
                                                       =======     =======

  Fully diluted loss per common share
     Net loss from continuing operations
        before extraordinary loss                      $  (.18)    $  (.14)
     Extraordinary loss on early retirement of debt        -          (.10)
                                                       -------     -------
     Net loss                                          $  (.18)    $  (.24)

                                                       =======     =======

SHARES
     Weighted average common shares outstanding          9,867       9,655
     Preferred stock assumed to be converted               838         838
                                                       -------     -------
     Common and common equivalent shares                10,705      10,493
                                                       =======     =======

(*)The 1995 and 1994 fully diluted loss per share calculations are anti-dilutive; therefore, fully diluted losses per share have not been presented in the Consolidated Statement of Income.
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